UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

ESPRE SOLUTIONS, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-51577	68-0576847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5700 W. Plano Parkway, Suite 2600,  Plano, Texas 75093
(Address of Principal Executive Offices)

(214) 254-3708
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 28, 2008, the Company’s Board of Directors amended the provisions of the Company’s Series B Preferred Stock, none of which was then issued or outstanding, and sent to the Nevada Secretary of State for filing an Amended and Restated Certificate of Designation for its Series B Preferred Stock (the “Certificate of Designation”) amending the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series B Preferred Stock.

Under the terms of the Series B Preferred Stock as amended, the holders of shares of that stock shall be entitled to participate pari passu with holders Common Stock on a share-for-share basis in any dividends declared and paid by the Company and in the proceeds distributable on liquidation, dissolution, or winding up of the Company. Holders of Series B Preferred Stock shall be entitled to fifty (50) votes for each share of Series B Preferred Stock held by them with respect to any and all matters presented to the stockholders of the Company. Holders of Series B Preferred Stock shall have the right to convert each share of Series B Preferred Stock into one share of Common Stock. In the event that the Company’s shareholders approve an increase in the authorized shares of Common Stock from 500,000,000 shares to 600,000,000 shares no later than ninety days after the Amended Certificate of Designation is filed in Nevada, then each outstanding share of Series B Preferred Stock shall automatically be converted into one share of Common Stock. The terms of the Series B Preferred Stock are more fully described in the Amended and Restated Certificate of Designation establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Series B Preferred Stock.

The Company plans to issue an aggregate of 5,000,000 Series B Preferred Stock to the Chief Executive Officer and the President (the “Officers”) in August 2008 in consideration of the cancellation of 5,000,000 shares of Common Stock held by them.

A copy of the Amended and Restated Certificate of Designation is included as Exhibit 3.15 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

Exhibit	Description

3.15	Amended and Restated Certificate of Designation of Series B Preferred Stock approved July 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPRE SOLUTIONS, INC.

Dated: July 28, 2008	By:	/s/ Peter Leighton
Peter Leighton, President